AQTH039 WB-CD 17:59 Anchor BanCorp Wisconsin Inc. to Acquire S&C Bank
r.b.ka
+ US1 FC1 NSV TNW RWB IRW ED1 (ANCHOR BANK, FSB 927310 MN)
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r.b.k/natmw r f bc-WI-Anchor-BanCorp 07-12

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09:20 07/12
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[STK] ABCW
[IN] FIN
[SU] TNM
TO BUSINESS EDITOR:

Anchor BanCorp Wisconsin Inc. to Acquire S&C Bank

MADISON, Wis., July 12 /PRNewswire-FirstCall/ -- Anchor BanCorp Wisconsin, Inc. (Nasdaq: ABCW) will acquire S&C Bank under a definitive agreement signed by the two companies on July 11, 2007.

S&C Bank, based in New Richmond, Wis., is a $400 million community bank with seventeen banking locations in Northwestern Wisconsin and the Greater Twin Cities area. Terms of the acquisition were not disclosed.

"S&C Bank's presence in the rapidly growing northwest Wisconsin corridor gives AnchorBank significant presence in the St. Croix and Chippewa Valleys, where St. Croix County enjoys the fastest population growth of any county in the state at 29.1% since 2000," said Douglas J. Timmerman, Chairman and CEO of Anchor BanCorp. "By adding S&C Bank's associates and convenient locations to our existing presence in Chippewa Falls and Hudson, we will be able to provide our and S&C's customers in the region with more offices closer to home." Timmerman said.

The addition of S&C's 17 branches will provide AnchorBank with 72 full service branches and three lending only offices across 62 communities in Wisconsin. The combined entity will have $4.9 billion in assets.

S&C has been serving customers in the St. Croix and Chippewa Valleys for more than 120 years. AnchorBank was founded in 1919 and currently serves
47 communities across Wisconsin.

Charlie Bullock, current President and CEO of S&C commented, "We saw in AnchorBank a similar customer focus and long term history. From our initial discussions, we felt confident they would be the right partner to bring an expanded level of service to the growing communities we serve. AnchorBank will bring new products, services, and technology to our customers and communities."

The transaction is expected to be completed during the second half of 2007, subject to regulatory approvals. Anchor BanCorp expects the transaction to be accretive.

The companies expect integration planning to begin immediately and the conversion of banking systems to take place within six months of the transaction's closing.

For more information, contact Douglas J. Timmerman, Chairman, at (608) 252-8782.

Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management's plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as "believe," "expect," "anticipate," "plan," "estimate," "should," "will," "intend," or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company's Annual Report filed on Form 10-K.

SOURCE Anchor BanCorp Wisconsin, Inc.
-0-        07/12/2007
/CONTACT: Douglas J. Timmerman, Chairman of Anchor BanCorp Wisconsin, Inc., +1-608-252-8782/
/First Call Analyst: /
/FCMN Contact: cschell@anchorbank.com /
/Web site: http://www.anchorbank.com /
(ABCW)

CO: Anchor BanCorp Wisconsin, Inc.; S&C Bank
ST: Wisconsin
IN: FIN
SU: TNM